Exhibit 3.3
Millennium Electronics, Inc.
Form 10-KSB
                           CERTIFICATE OF AMENDMENT TO
                            ARTICLES OF INCORPORATION

         DESIGNATING VOTING POWERS, PREFERENCES, RIGHTS AND LIMITATIONS
                                       OF
                           SERIES "C" PREFERRED STOCK
                                       OF
                          MILLENNIUM ELECTRONICS, INC.
                               -------------------

         $2.00 STATED VALUE AND $3.00 LIQUIDATION PREFERENCE PER SHARE

     Authority is expressly granted to the Board of Directors of Millennium Electronics, Inc. (the "Company"), at any time and from time to time, to issue the preferred shares of the Company in one or more series with such designations and characteristics as determined by the Board of Directors. The President and Secretary of the Company do hereby certify that, pursuant to authority conferred upon the Board of Directors by the Company's Articles of Incorporation and pursuant to the provisions of Section 78.195 of the Nevada Revised Statutes, the Company's Board of Directors, pursuant to unanimous written consent in lieu of a meeting dated January 31, 2001, duly adopted a resolution providing for the designation of a series of preferred stock consisting of 100,000 shares of the Company's preferred stock to be known as Series "C" Preferred Stock. Such resolution is as follows:

     RESOLVED, that there is hereby established a Series of Preferred Stock having the relative rights and preferences that are set forth below.

                                    ARTICLE I

     Section 101. Designation. This series of Preferred Stock shall be known as the "Series "C" Preferred Stock," par value $.001 per share (the "Preferred Stock"). The Preferred Stock shall consist of up to 100,000 shares, which number shall not be increased but may be decreased (but not below the number of shares of Preferred Stock then outstanding) from time to time by a resolution or resolutions of the Board of Directors. Shares of Preferred Stock redeemed by the Company or converted into Common Stock shall be canceled and shall revert to authorized but unissued shares of preferred stock designated as to series or class upon compliance with the applicable provisions of law.

     Section 102. Ranking. The Preferred Stock shall rank senior to the Common Stock as to the payment of dividends and the distribution of assets on liquidation, dissolution and winding up of the affairs of the Company. Each share of Preferred Stock shall rank on a parity with or senior to each other series of preferred stock, other than any Junior Stock, which may be hereafter

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issued by the Company in the payment of  dividends  and in the  distribution  of assets on any liquidation, dissolution or winding up of the Company.

     Section 103. Definitions. As used herein with respect to Preferred Stock, the following terms shall have the following meanings:

          (a) the term "Junior Stock" shall mean the Common Stock and any other class or series of stock of the Company hereafter authorized or issued over which Preferred Stock has preference or priority in (i) the payment of dividends and (ii) the distribution of assets on any liquidation, dissolution or winding up of the Company.

          (b) the term "Common Stock" shall mean the class of stock designated as the common stock, par value $.001 per share, of the Company at the date of the adoption of this resolution or any other class of stock resulting from successive changes or reclassifications of such common stock.

                                   ARTICLE II

     Section 201. Dividends. The annual rate of dividends payable on each share of Preferred Stock shall be 9% of the liquidation value thereof. All dividends declared on the Preferred Stock shall be paid when, as and if declared by the Company's Board of Directors with shares of the Company's common stock valued at $.04 per share. Dividends on all shares of Preferred Stock shall accrue on a daily. Dividends on the Preferred Stock shall begin to accrue and be cumulative from the date of original issue of the Preferred Stock.

     Section 202. Redemption of Shares. No shares of Junior Stock, parity stock or Preferred Stock may be purchased, redeemed or otherwise acquired for value by the Company or any subsidiary thereof, whether by way of direct payment or sinking fund, unless all dividends accrued on the Preferred Stock under Sections 201 or 202 shall have been paid or declared.

                                   ARTICLE III

     Section 301. Liquidation Preference ($3.00 per share).

          (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, then, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of Preferred Stock shall be entitled to be paid in full an amount equal to $3.00 per share, together with accrued and unpaid dividends and any accumulated dividends to such distribution or payment date, whether earned or declared.

          (b) If, upon any liquidation, dissolution or winding up of the Company, such payment referred to in Section 301(a) shall have been made in full to holders of Preferred Stock, the remaining assets and funds of the Company shall be distributed among the holders of the Junior Stock, according to their respective rights and preferences and in each case according to their respective shares. If, upon any liquidation, dissolution

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     or winding up of the Company,  such payment  referred to in Section  301(a)
     shall not have been made in full to the holders of all outstanding shares of Preferred Stock, the holders of Preferred Stock and all other classes or series of stock of the Company ranking on a parity therewith in the distribution of assets, shall share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the consolidation nor the merger of the Company with or into any other corporation or corporations, nor a reorganization of the Company alone, nor the sale or transfer of all or any part of its assets, shall be deemed a liquidation, dissolution or winding up of the Company within the meaning of this Section 301.

     Section 302. Notice of Liquidation. Written notice of any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable and containing a statement of or reference to the conversion right set forth in Section 501 shall be given by the Company to the holders or holders of the Preferred Stock.

                                   ARTICLE IV

     Section 401. Redemption at Option of Company. On any date ( the "Redemption Date") on or after January 1, 2001, the Company may, from time to time and at any time, redeem all or any part of the outstanding shares of Preferred Stock (pro rata among the holders) for cash, out of funds legally available therefor, at a price equal to the 300% of the Stated Value per share, plus, in each case, accrued and unpaid dividends and all accumulated dividends to the Redemption Date. Notice of redemption of the Preferred Stock shall be mailed not less than 30, but not more than 60, days prior to the Redemption Date to each holder of shares of Preferred Stock, at such holder's address as it appears on the transfer books of the Company. The Company shall have no authority to redeem the Preferred Stock unless the Company's common stock has traded above $5.00 per share for a minimum of twenty business days.

     Section 402. Deposit of Redemption Price. If on or before the Redemption Date, the redemption price, together with accrued and unpaid dividends to the Redemption Date, as the case may be, shall have been set aside by the Company, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares of Preferred Stock to be redeemed on any such date so as to be and continued to be available therefor, then, from and after the applicable Redemption Date notwithstanding that any certificate for shares of Preferred Stock shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, the dividends thereon shall cease to accrue and accumulate, and all rights with respect to the shares of Preferred Stock shall terminate on the applicable Redemption Date, except only the right of the holders thereof to receive the redemption price of the shares so redeemed, plus accrued and unpaid dividends and accumulated dividends to the Redemption Date but without interest.

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                                    ARTICLE V

      Section 501.  Conversion.

          (a) Conversion Ratio. Subject to and upon compliance with the provisions of this Section 501, at the option of the holder thereof, any share of the Preferred Stock may be converted prior to the close of business on the business day prior to the Redemption Date applicable to any such share into fifty (50) shares of Common Stock ("Conversion Ratio"). Provided, however, that if the Company shall default in the payment of the redemption price of the Preferred Stock on the applicable Redemption Date or the Repurchase Date, as the case may be, the right of conversion shall continue until the Preferred Stock is so redeemed.

          (b) Conversion Procedure. To convert shares of Preferred Stock into Common Stock, the holder thereof shall surrender at the office of any transfer agent for the Preferred Stock (or, if there be no transfer agent, at the principal office of the Company) the certificate or certificates therefor, duly endorsed or assigned to the Company, and give written notice to the Company that such holder elects to convert such shares. Such notice of conversion shall specify (i) the number of shares of Preferred Stock to be converted and the name or names in which such holder wishes the certificate or certificates for Common Stock and for any shares of Preferred Stock not be so converted to be issued and (ii) the address to which such holder wishes delivery to be made of such new certificates to be issued upon such conversion.

     Shares of Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of the surrender of such shares for conversion in accordance with the foregoing provisions, and the person or persons entitled to receive the Common Stock issuable upon conversion shall thereupon be treated for all purposes as the record holder or holders of the Common Stock. As promptly as practicable on or after the conversion date, the Company shall issue and shall deliver a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in lieu of any fractional share, as hereinafter provided, to the person or persons entitled to receive the same. In the event that there shall have been surrendered a certificate or certificates representing shares of Preferred Stock, only part of which are to be converted, the Company shall issue and deliver to such holder or such holder's designee a new certificate or certificates representing the number of shares of Preferred Stock which shall not have been converted.

          (c) Dividends Upon Conversion. Upon conversion of any shares of Preferred Stock, no allowance or adjustment shall be made for dividends accrued on the Common Stock issued at the time of such conversion. On any conversion of the Preferred Stock, all accrued and unpaid dividends to the date of conversion and all accumulated dividends on any shares of Preferred Stock so converted shall be paid in full in cash to the extent of funds legally available therefor. Any such dividends not so paid shall be paid on the first date that funds are legally available therefor.


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     Section 502.  Fractional Shares. No fractional shares of Common Stock shall be issued upon the conversion of Preferred Stock. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of Preferred Stock, the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the current market price of Common Stock on the day of conversion (determined as provided in paragraph (d) of Section 503).

     Section 503. Adjustment of Conversion Ratio. The Conversion Ratio in effect at any time and the number and kind of securities purchasable upon the conversion of equal share of the Preferred Stock shall be subject to adjustment from time to time upon the happening of certain events at any time after March 1, 2001 as follows:

          (a) Distributions, Subdivision or Reclassification of Common Stock. In case the Company shall (i) make a distribution on its outstanding Common Stock in shares of Common Stock; (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares; or
     (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, then the Conversion Ratio in effect at the time of the record date for such distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted;

          (b) Condition Precedent in Extraordinary Transaction. In case of any reclassification, capital reorganization or other similar activity which results in a change in the outstanding shares of Common Stock or in case of the merger or consolidation of the Company with another entity or any sale, assignment, lease or conveyance to another entity of all or substantially all of the property or assets of the Company in one or a series of transactions, the Company shall, as a condition precedent to such transaction, cause effective provisions to be made so that the holders of Preferred Stock shall have the right thereafter, by converting the Preferred Stock at any time prior to the date of mandatory redemption of the Preferred Stock, to purchase the kind and amount of shares and other securities and property receivable upon such reclassification, capital reorganization or similar activity, change, merger or consolidation, or sale, assignment, lease or conveyance which would have been received had the Preferred Stock been converted immediately prior to such reclassifications, capital reorganization, similar activity, change, merger or consolidation, or sale, assignment, lease or conveyance. Any such provision shall include provision for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for herein.

     Section 504. Notice of Certain Corporate Action. In case: (i) the Company shall declare a dividend on its Common Stock payable otherwise than in cash out of its earned surplus; or (ii) the Company shall authorize the granting to the holders of its Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any other rights; (iii) the Company shall reclassify the Common Stock of the Company (excluding a subdivision or combination of its outstanding shares of Common Stock); or (iv) of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale or

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transfer of all or substantially all of the assets of the Company; or (v) of the voluntary or involuntary dissolution, liquidation or winding up of the Company; then the Company shall cause to be filed with the transfer agent (if any) for the Preferred Stock, and shall cause to be mailed to all holders of record of the Preferred Stock, at least 20 days (or 10 days in any case specified in clause (i) or (ii) above) prior to the applicable record date hereinafter specified, a notice stating (1) the record date, or (2) the date on which such reclassification, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, merger, sale, transfer, dissolution, liquidation or winding up.

     Section 505. Company to Reserve Common Stock. For the purpose of effecting the conversion of the Preferred Stock, the Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, the full number of shares of Common Stock then issuable upon the conversion of all outstanding Preferred Stock.

     Section 506. Covenant as to Common Stock. The Company covenants that all shares of Common Stock which may be issued upon conversion of the Preferred Stock will upon issue be fully paid and nonassessable and, except as provided in
Section 506, the Company will pay all taxes, liens and charges with respect to the issue thereof. Each share of Common Stock which may be issued upon conversion of the Preferred Stock shall have one vote.

     Section 507. Special Provision in Case of Merger, Consolidation or Other Reorganization or Sale of Assets. In case of any merger, consolidation, reorganization, sale or transfer provided for in Section 503, the Company shall as soon as practicable thereafter (and in any event at least ten (10) business days before consummation of such transaction) give notice of such agreement and the material terms thereof to each holder of Preferred Stock and each such holder of any Preferred Stock may elect, in lieu of converting his shares in accordance therewith, to require the Company to, subject to the legal availability of funds therefor, redeem all such shares held at the liquidation value per share, plus an amount equal to all accrued and unpaid dividends and all accumulated dividends thereon to the date fixed for redemption, which shall be not later than the effective date of the merger, sale or transfer. Redemption of the Preferred Stock shall be a condition to the effectiveness of such transaction.

                                   ARTICLE VI

     Section 601. Voting. The holders of Preferred Stock shall have, in addition to any voting rights provided by law, the right to vote by casting fifty (50) votes for each duly authorized, issued and outstanding share of Preferred Stock held by them of record, as hereafter provided:

          (i) voting together with the holders of Common Stock and any other class of shares voting with Common Stock, on any and all issues presented to a vote of the holders of Common Stock or as to which the holders of the Common Stock are entitled to vote upon; and

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          (ii) as a separate class, upon: (a) each question or matter in respect of which such holders are entitled to vote under the Nevada Revised Statutes; (b) any amendment, alteration or repeal of any provision of the Articles of Incorporation or this Certificate of Designation so as to affect adversely the rights, powers or preferences of the Preferred Stock, and any proposed creation of a class or series of preferred stock ranking on a parity with the Preferred Stock as to dividends or on liquidation. Authorization of any action set forth in (b) above requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Preferred Stock.

     Section 602. Adjustment in Voting Rights. The number of votes per share which the holders of Preferred Stock may cast pursuant to Section 601 shall be adjusted, upon any change in the Conversion Ratio under Article V hereof, to equal the number of shares of Common Stock into which it would be then convertible (whether or not such conversion is restricted or prohibited for any reason).

     IN WITNESS WHEREOF, the undersigned have caused its corporate seal to be affixed and this Certificate to be executed by its President and Secretary as of the _____ day of February 2001.

                                    MILLENNIUM ELECTRONICS, INC.


                                    By
                                      -----------------------------------
                                          Douglas P. Morris
                                          President
Attest:

-----------------------
Mark Scharmann, Secretary

STATE OF UTAH              )
                           )  ss:
COUNTY OF SALT LAKE        )

      The foregoing instrument was acknowledged before me this _____ day of February, 2001, by Douglas P. Morris, president and Mark Scharmann, secretary of Millennium Electronics, Inc., a Nevada corporation, on behalf of the Company.
                                          ------------------------------
                                          Notary Public
                                          State of Utah
My Commission Expires:

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